EXHIBIT 21

ECHOSTAR CORPORATION AND SUBSIDIARIES
LIST OF SUBSIDIARIES
As of December 31, 2015

Legal Entity	State or Country of Incorporation
Hughes Satellite Systems Corporation	Colorado
Hughes Communications, Inc.	Delaware
Hughes Network Systems, LLC	Delaware
EchoStar Technologies L.L.C.	Texas
EchoStar Corporation	Nevada
EchoStar Broadcasting Corporation	Colorado
EchoStar Operating L.L.C.	Colorado
EchoStar Satellite Services L.L.C	Colorado
EchoStar Satellite Operating Corporation	Colorado
EchoStar XI Holding L.L.C.	Colorado